Exhibit (a)(5)(A)
This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares
(as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated October 5, 2021, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of)
holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below)
by one or more registered brokers or dealers licensed
under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash
Up to 900,506 of the Outstanding Shares of Common Stock
of
THE PARKING REIT, INC.
at
$11.75 Per Share in Cash
by
COLOR UP, LLC
Color Up, LLC, a Delaware limited liability company (“Purchaser”), is offering to purchase shares, par value $0.0001 per share (“Shares”), of common stock of The Parking REIT, Inc., a Maryland corporation (the “Company”) pursuant to that Equity Purchase and Contribution Agreement (the “Purchase Agreement”) dated as of January 8, 2021, by and among the Company, MVP REIT II Operating Partnership, L.P., a Maryland limited partnership (the “Operating Partnership”), Michael V. Shustek (“Shustek”), Vestin Realty Mortgage I, Inc. (“VRMI”), Vestin Realty Mortgage II, Inc. (“VRMII” and together with VRMI and Shustek, the “Advisor”) and Purchaser. Purchaser is offering to purchase up to 900,506 Shares (the “Maximum Aggregate Amount”) as of the Expiration Time (as defined below), at a price of $11.75 per Share, to the sellers in cash, without interest, subject to any applicable withholding tax (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the “Offer”).
THE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME ON NOVEMBER 5, 2021, (THE “EXPIRATION TIME”). SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME.
The Offer is conditioned upon the satisfaction, or waiver by Purchaser, of the following conditions and requirements (the “Offer Conditions”): (i) the absence of any injunction or similar order by any court of competent jurisdiction within the United States that prohibits the consummation of the Offer, and (ii) no law having been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any case, prohibits or makes illegal the consummation of the Offer.
The Information Agent for the Offer is Broadridge, Inc. (the “Information Agent”).
The Company's Board of Directors has approved the execution, delivery and performance of the Purchase Agreement and the transactions contemplated thereby, including the Offer, and is recommending that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer. The Company's Board of Directors has determined that the Offer is in the best interests of the Company and its stockholders.
For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when Purchaser gives oral or written notice to Broadridge, Inc. (the “Depositary”) of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may only be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights (as further described in Section 4 of the Offer to Purchase) and as otherwise required by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The Offer will expire at 5:00 p.m., Eastern Time on November 5, 2021 (such time, as it may be extended, the “Expiration Time”).
Any extension of the Offer will be followed by a public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Time. During any such extension, all Shares previously validly tendered and not validly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time and, unless previously accepted for payment by Purchaser pursuant to the Offer, and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after December 4, 2021. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase.
Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Shares have been tendered pursuant to the procedure for book-entry transfer (as set forth in Section 3 of the Offer to Purchase), any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) to be credited with the withdrawn Shares. All questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party, subject to the right of any party to seek judicial review in accordance with applicable law. The sale of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. Federal income tax purposes. Stockholders should consult their own tax advisors to determine the particular tax consequences to them of the Offer (including the application and effect of any state, local or foreign income and other tax laws). For a more complete description of certain material U.S. Federal income tax consequences of the Offer, see Section 5 of the Offer to Purchase.
If stockholders validly tender and do not validly withdraw Shares in excess of the Maximum Aggregate Amount, we will purchase such Shares (up to the Maximum Aggregate Amount) on a pro rata basis. In such an event, this means that we will purchase from you a number of Shares calculated by multiplying (i) the quotient of (x) the number of Shares you validly tendered and did not withdraw divided by (y) the total number of Shares validly tendered and not withdrawn by all of the Company's stockholders times (ii) the number of Shares representing the Maximum Aggregate Amount. We will make adjustments to avoid purchases of fractional shares. For information about the terms of the Offer, see Section 1—”Terms of the Offer; Proration.” If proration of Shares is required, we will announce the final results of proration promptly after the expiration of the Offer.
Holders of Shares may obtain preliminary results of proration from the Information Agent at its telephone number set forth below (or on the back cover of the Offer to Purchase). All Shares not accepted for payment will be credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made, promptly after the expiration or termination of the Offer, in each case, in accordance with the procedure described in Section 3 of the Offer to Purchase.
The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference. The Company has provided Purchaser with the Company's stockholder list and any security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal, together with the Company's Solicitation/Recommendation Statement on Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.
Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Questions or requests for additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.
The Information Agent for the Offer is:
Broadridge, Inc.
Attn: BCIS IWS
51 Mercedes Way
Edgewood, New York
Stockholders Call Toll-Free: (888) 789-8409